Exhibit 99.1

PHC Announces Fiscal 2009 Fourth Quarter and Year-end Results and Continued Profitability

Net Income Before Taxes Improves $305,000 Sequentially
Company Reports Second Consecutive Quarter of Operating Profit

PEABODY, Mass.--(Business Wire)--
PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the company's fourth fiscal quarter and year ended June 30, 2009. The results exclude the operations of the company's research division, Pivotal Research Centers, Inc. ("Pivotal"), which was sold during the 2009 third fiscal quarter and was classified as a discontinued operation.

Total net revenue from continuing operations was $11.7 million for the three months ended June 30, 2009 compared to $11.5 million for the three months ended June 30, 2008. Revenue increased due to higher net patient care revenue, which was partially offset by a decline in contract services revenue.

Net patient care revenue increased to $10.8 million for the three months ended June 30, 2009 from $10.4 million for the three months ended June 30, 2008. The increase in revenue is due primarily to the increase in capitated contract rates, increased utilization of step down programs and the opening of Seven Hills Behavioral Institute and Capstone Academy.

Contract support services revenue provided by Wellplace declined to $0.9 million for the three months ended June 30, 2009 compared to $1.1 million in the year earlier period. The decrease is due to the expiration of the company's smoking cessation contract with a government contractor. The company currently has a bid to continue and expand the contract should the contractor decide to continue the program. PHC expects to offset the decrease in revenue through new contracts for EAP (Employee Assistance Programs) and Smoking Cessation programs.

Income from operations was $381,661 for the 2009 fiscal fourth quarter compared to $97,540 for the 2009 fiscal third quarter, and $394,571 for the fiscal 2008 fourth quarter. Fiscal 2008 operating income excludes a $1.8 million impairment loss at Pivotal. Net income before taxes for the 2009 fiscal fourth quarter improved approximately $305,000 sequentially to $317,086.  Income from operations included a loss of ($743,000) associated with the Capstone Academy and Seven Hills compared to a loss of ($412,000) associated with the above facilities in the same period a year earlier. As a result, Capstone generated an operating loss for the 2009 fiscal fourth quarter of ($166,000) as a result of these additional expenses, compared to the Academy generating pre-tax income of $239,000 in the 2008 fiscal fourth quarter. Capstone is currently profitable.

The net loss was $253,589 or $(0.01) per share (based on 20.0 million basic and fully diluted shares), which compares to a net loss of $1,113,150 or $(0.05) per share (based on 20.2 million basic and fully diluted shares) in the year-earlier period. The fiscal 2008 loss included a $1.8 million impairment to reflect the decreased value of the intangible assets of Pivotal.

As of June 30, 2009, the company had cash and cash equivalents of $3.2 million. Our days sales outstanding declined from 57 days at the end of fiscal 2008 to 55 days at the end of the 2009 fiscal year.

"We continue to generate improved operating results reflecting strong demand at Capstone and Seven Hills," said Bruce A. Shear, Pioneer's president and CEO. "Capstone, which became profitable mid-way during the fourth quarter, is currently at capacity with a waiting list for beds, while Seven Hills has experienced higher census. In addition, we have seen significant utilization increases at many of our other facilities. We believe that utilization rates will continue to grow in the coming months, particularly in Seven Hills once we receive CMS Medicare certification. We have also improved profitability due to contracts such as the one we recently announced with the Salt Lake City Veteran’s Administration Medical Center (“the VA”) to provide behavioral health services at PHC’s Highland Ridge Hospital in Salt Lake City, Utah and the renewal of existing contracts at improved margins. We also today opened a new substance abuse unit at our Harbor Oaks Hospital in Michigan, which should enhance profitability there. As a result of our improved operating results and stronger balance sheet, we are now in position, for the first time in several years, to selectively pursue accretive acquisitions which would allow the company to expand in key markets. We expect our 2010 fiscal first quarter to be stronger than the 2009 fourth quarter, and expect increasing profitability during the balance of calendar 2009 and 2010.”
Some of the recent and fiscal 2009 highlights include:

•
Opened Seven Hills Behavioral Institute. Seven Hills Behavioral Institute, the company's facility that provides adult inpatient and partial hospitalization programs for mental health and substance abuse issues in Henderson, Nevada officially opened in May, 2008. PHC is currently awaiting CMS Medicare certification which will allow it to gain government reimbursement for many of the services it provides. The company that this certification, when obtained, will significantly increase census at the facility.

•
Opened Capstone Academy. The facility, located in Detroit, Michigan, opened in January. Capstone represents the next phase of PHC's efforts to provide expanded residential treatment services to adjudicated youth in the Detroit metropolitan area.

•
New Contract with the VA. PHC was awarded a contract by the VA to provide behavioral health services at the Company’s Highland Ridge Hospital in Salt Lake City, Utah. The initial term of the contract is nine months, with six-month renewal periods. PHC is guaranteed a minimum of $1.24 million under the initial term. Revenue for each six-month contract extension would be $792,000. Highland Ridge will provide the VA with eight psychiatric and detoxification beds. PHC also has the opportunity to receive additional revenue for providing care for patients beyond the allocated beds on a fee-for-service basis.

•
Improved profitability on contractual services. PHC reported profitability for the second consecutive quarter as a result of significant rate increases from two major renegotiated contracts which became effective January 1, 2009 and higher utilization at many of its facilities.

•
Completed divestiture of Pivotal. The Company completed the sale of Pivotal to Premier Research Group PLC for total consideration of up to $5.0 million, including a $2.0 million earn-out. The divestiture of this business allows Pioneer to focus on its core business of delivering behavioral health programs and services.

Total revenue increased to $46.4 million for the year ended June 30, 2009 from $45.4 million for the year ended June 30, 2008. The company’s net income from continuing operations decreased to $(1.1) million for the fiscal year ended June 30, 2009 compared to net income from continuing operations of $2.4 million for the fiscal year ended June 30, 2008 due to startup costs associated with the Seven Hills and Capstone facilities.  Net income decreased to $(2.5) million for the fiscal year ended June 30, 2009 compared to net income of $0.3 million for the fiscal year ended June 30, 2008.

The Company will hold a conference call at 10:00 a.m. eastern time today to discuss the results. Interested participants may dial 888-713-4215 (domestically) or 617-213-4867 (internationally). Please use passcode 89917647. A replay of the call will be available beginning at 1 p.m. eastern time. To access the replay, interested parties should dial 888-286-8010(domestically) or 617-801-6888 (internationally). Please use passcode 12684616. The conference call will also be broadcast simultaneously on the Company's web site at www.phc-inc.com.
PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO

or

Investor Relations:
CEOcast, Inc.
Dan Schustack, 212-732-4300

	June 30, 2009	June 30,2008
ASSETS
Current assets:
Cash and cash equivalents	$3,199,344	$3,142,226
Accounts receivable, net of allowance for doubtful accounts of $2,430,618 and $2,230,371 at June 30, 2009 and 2008, respectively	6,315,693	6,439,733
Assets held for sale-Pivotal	--	5,313,993
Prepaid expenses	441,945	491,503
Prepaid Income taxes	33,581	269,074
Other receivables and advances	844,990	623,295
Deferred tax assets	923,625	1,040,999

Total current assets	11,759,178	17,320,823

Restricted Cash	512,197	--
Accounts receivable, non-current	35,000	35,000
Other receivables	55,627	71,889
Property and equipment, net	4,687,110	4,382,421
Deferred financing costs, net of amortization of $436,440 and $286,413 at June 30, 2009 and 2008, respectively	335,801	470,829
Goodwill	969,098	969,098
Deferred tax assets- long term	1,902,354	472,000
Other assets	2,435,628	2,784,965

Total assets	$22,691,993	$26,507,025

LIABILITIES
Current liabilities:
Accounts payable	$1,375,436
Current maturities of long-term debt	652,837	651,379
Revolving credit note	863,404	977,203
Current portion of obligations under capital leases	103,561	170,285
Accrued payroll, payroll taxes and benefits	1,570,639	1,528,640
Accrued expenses and other liabilities	1,461,499	1,434,983
Liabilities held for sale-Pivotal	--	1,144,630
Total current liabilities	6,027,376	7,225,541

Long-term debt, less current maturities	488,426	393,705
Obligations under capital leases	132,368	229,274

Total liabilities	6,648,170	7,848,520

Commitments and contingent liabilities

STOCKHOLDERS’ EQUITY
Preferred stock, 1,000,000 shares authorized, none issued	--	--
Class A Common Stock, $.01 par value; 30,000,000 shares authorized, 19,840,793 and 19,806,147 shares issued at June 30, 2009 and 2008, respectively	198,408	198,061
Class B Common Stock, $.01 par value; 2,000,000 shares authorized, 775,080 and 775,672 issued and outstanding at June 30, 2009 and 2008, respectively, each convertible into one share of Class A Common Stock	7,751	7,757
Additional paid-in capital	27,667,597	27,388,821
Treasury stock, 626,541 and 387,698 Class A common shares at cost at June 30, 2009 and 2008, respectively	(1,125,707)	(685,916)
Accumulated deficit	(10,704,226)	(8,250,218)

Total stockholders’ equity	16,043,823	18,658,505
Total liabilities and stockholders’ equity	$22,691,993	$26,507,025

PHC, INC. AND SUBSIDARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited)

	Three Months Ended June 30,		For the Years June 30,
	2009	2008	2009	2008

Revenues:
Patient care, net	10,827,631	10,372,134	42,599,963	40,856,077
Contract support services	864,998	1,130,037	3,811,056	4,541,260
Total revenues	11,692,629	11,502,171	46,411,019	45,397,337
Operating expenses:	5,602,805	5,688,721	23,834,841	22,133,200
Patient care expenses	697,519	869,139	3,015,782	3,390,224
Cost of contract support svcs	470,518	342,660	1,637,738	1,311,431
Provision for doubtful accounts	4,540,126	4,207,080	18,721,491	15,464,545
Administrative expenses	11,310,968	11,107,600	47,209,852	42,299,400
Total operating expenses
	381,661	394,571	(798,833)	3,097,937
Income (loss) from continuing operations

Other income (expense)
Interest Income	35,332	46,666	170,360	194,294
Other income	5,647	13,527	105,069	54,729
Interest expense	(105,554)	(88,724)	(452,207)	(396,630)

Total other income (expense)	(64,575)	(28,531)	(176,778)	(147,607)

Income (loss) before taxes	317,086	366,040	(975,611)	2,950,330
Income tax (benefit) provision	--	(327,830)	--	501,351
Deferred tax benefit (expense)	(593,661)	--	(92,288)	--

Net Income (loss) from continuing operations	(276,575)	693,870	(1,067,899)	2,448,979

Discontinued operations	22,986	(1,807,020)	(1,386,109)	(2,124,251)

Net income (loss) applicable to common shareholders	(253,589)	(1,113,150)	(2,454,008)	324,728

Basic net income (loss) per common share	(0.01)	(0.05)	(0.12)	0.02

Basic weighted average number of shares outstanding	20,033,077	20,198,572	20,090,521	20,166,659